Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 8, 2015, the Company entered into and consummated the transactions contemplated by an Asset Purchase Agreement (the “Purchase Agreement”) with Egalet US and Luitpold Pharmaceuiticals, Inc. (“Luitpold”).  Pursuant to the Purchase Agreement, Egalet US acquired specified assets and liabilities associated with Sprix® (ketorolac tromethamine) Nasal Spray (the “Product”) for a purchase price of $7,000,000, $315,000 of which was deposited into an escrow account to secure Luitpold’s indemnification obligations under the Purchase Agreement.  The purchase price is subject to adjustment based on a final inventory count of the finished goods being purchased by Egalet US.  Egalet US concurrently purchased an additional $1,128,000 of glassware, equipment and active pharmaceutical agreement from Luitpold, and agreed to purchase an additional $339,823 of active pharmaceutical ingredient after closing within two business days of the release of such active pharmaceutical ingredient from Luitpold’s supplier.  Subsequent to the closing of the transaction, Egalet US increased the wholesale acquisition price of the Product from $185 to $942 for one box of five bottles. The acquired assets were deemed to constitute a business in a transaction accounted for under the purchase method of accounting for business combinations.

The unaudited pro forma condensed combined financial statements presented below are based on, and should be read in conjunction with, the historical information that Egalet Corporation (“Egalet”) has presented in filings with the SEC and the audited and unaudited abbreviated financial statements of the Product as provided in Exhibit 99.2 of the filed Form 8-K. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 gives effect to the merger described in note (1) to the unaudited pro forma condensed combined financial statements as if it had occurred on December 31, 2014, and combines the historical audited balance sheets of Egalet and the Product as of December 31, 2014.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the merger had occurred on January 1, 2014, and combines the historical results of Egalet for the year ended December 31, 2014 and the historical results of the Product for the nine months ended December 31, 2014 combined with the unaudited historic results of the Product for the three months ended March 31, 2014.  The historical financial information is adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and with respect to the statements of operations, are expected to have a continuing impact on combined results.

It is management’s opinion that these pro forma financial statements include all adjustments necessary for the fair presentation, in all material respects, of the proposed transaction described above in accordance with US GAAP applied on a basis consistent with Egalet’s accounting policies.  In order to determine the fair value of the assets acquired, management engaged an independent third-party expert to provide a valuation using the income approach.

The historical financial information has been adjusted to reflect pro forma events that are directly attributable to the acquisition and can be reasonably estimated. The unaudited pro forma condensed combined statement of operations does not reflect the potential realization of cost savings and operating synergies relating to the integration of the two businesses, nor does it include any other item not expected to have a continuing impact on the combined results of the businesses.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and were prepared in accordance with the regulations of the Securities and Exchange Commission and should not be considered indicative of the financial position or results of operations that would have occurred if the acquisition had been consummated on the dates indicated, nor are they indicative of the expected future financial position or results of operations of the condensed combined company.

Egalet Corporation and Subsidiaries

Pro Forma Condensed Combined Balance Sheet

December 31, 2014

(Unaudited)

	Egalet	Sprix	Pro Forma Adjustments (Note 3)		Pro-Forma Combined
Assets
Current assets:
Cash	$52,738,000	$—	$(9,031,000	)(a)	$43,707,000
Related party receivable	679,000	—	—		679,000
Prepaid expenses	698,000	—	—		698,000
Other receivables	1,011,000	—	—		1,011,000
Inventories	—	885,000	2,275,000	(b)	3,160,000
Total current assets	55,126,000	885,000	(6,756,000)		49,255,000
Property and equipment, net	4,417,000	123,000	(23,000	)(c)	4,517,000
Intangible asset	184,000	—	2,080,000	(d)	2,264,000
Deposits and other assets	843,000	—			843,000
Goodwill	—	—	2,788,000	(e)	2,788,000
Total assets	$60,570,000	$1,008,000	$(1,911,000)		$59,667,000

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$4,209,000	$—	$—		$4,209,000
Accrued expenses	2,554,000	—	—		2,554,000
Deferred revenue	588,000	—	—		588,000
Other current liabilities	78,000	—	—		78,000
Total current liabilities	7,429,000	—	—		7,429,000

Deferred revenue — non-current portion	8,855,000	—	—		8,855,000
Deferred income tax liabilities	25,000	—	—		25,000
Total liabilities	16,309,000	—	—		16,309,000

Stockholders’ deficit
Common stock	17,000	—	—		17,000
Additional paid in capital	121,028,000	—	—		121,028,000
Other comprehensive income	(171,000)	—	—		(171,000)
Accumulated deficit	(76,613,000)	—	(903,000	)(a)	(77,516,000)
Total stockholders’ equity	44,261,000	—	(903,000)		43,358,000
Total liabilities and stockholders’ equity	$60,570,000	$—	$(903,000)		$59,667,000

Egalet Corporation and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2014

(Unaudited)

	Egalet	Sprix (1)	Pro Forma Adjustments (Note 3)		Pro Forma Combined

Revenues	$1,920,000	$3,622,000	$—		$5,542,000
Cost of goods sold	—	2,314,000	1,111,000	(f)	3,425,000
Gross profit	1,920,000	1,308,000	(1,111,000)		2,117,000

Operating expenses:
Research and development	22,395,000	2,403,000	—		24,798,000
General and administrative	16,661,000	2,095,000	(208,000	)(g)	18,548,000
Total operating expenses	39,056,000	4,498,000	(208,000)		43,346,000

Loss from operations	(37,136,000)	(3,190,000)	(903,000)		(41,229,000)

Interest expense	7,079,000	—	3,000	(h)	7,082,000
Other income	(1,045,000)	—	—		(1,045,000)
Gain on foreign currency exchange	(3,000)	—	—		(3,000)
	6,031,000	—	3,000		6,034,000

Loss from operations before income taxes	(43,167,000)	(3,190,000)	(906,000)		(47,263,000)
Provision for income taxes	47,000	—	––		47,000
Net loss	$(43,214,000)	$(3,190,000)	$(906,000)		$(47,310,000)
Per share information:
Net loss per common share, basic and diluted	$(2.97)				$(3.25)
Basic and diluted weighted average common shares outstanding	14,556,927				14,556,927

Egalet Corporation and Subsidiaries

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

(1)       Description of Transaction

On January 8, 2015, Egalet US completed its acquisition of the rights, title, interest, and inventory to one branded product, Sprix® (ketorolac tromethamine) Nasal Spray (the “Product”).  Under the purchase method of accounting, the assets acquired and liabilities assumed of the Product are recorded as of the acquisition date, at their respective fair values, and consolidated with those of Egalet. The reported consolidated financial condition and results of operations of Egalet after completion of the acquisition reflect these fair values. The Product’s results of operations are included in Egalet’s condensed consolidated financial statements from the date of the acquisition.

Egalet US acquired specified assets and liabilities associated with the Product for a purchase price of $7,000,000, $315,000 of which was deposited into an escrow account to secure Luitpold’s indemnification obligations under the Purchase Agreement.  The purchase price is subject to adjustment based on a final inventory count of the finished goods being purchased by Egalet US.  Egalet US concurrently purchased an additional $1,128,000 of glassware, equipment and active pharmaceutical agreement from Luitpold.

(2)       Fair value of acquired assets and assumed liabilities

For purposes of this pro forma analysis, the consideration has been allocated using the Product’s historical balances as of December 31, 2014, based on a third party valuation of acquired assets and assumed liabilities in connection with the acquisition.

Inventory	$3,160,000
Property, plant & equipment	100,000
Finite lived intangible — intellectual property (i)	2,080,000
Fair value of assets acquired	5,340,000
Goodwill (ii)	2,788,000
Net fair value of assets acquired	$8,128,000

(i)   The fair value of the acquired identifiable intangible asset consists wholly of a product right for the currently marketed product, and was derived using the income approach, as determined by a valuation from an independent third-party valuation firm. The amortization period for this asset is 5 years.

(ii)  The excess of purchase price over fair value amounts assigned to assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition.

Egalet Corporation and Subsidiaries

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

(3)       Description of Pro Forma Adjustments, as presented on the December 31, 2014 Balance Sheet

( a )             Cash and cash equivalents - to record the initial purchase price of $8,128,000 that was paid upon closing the Purchase Agreement and acquisition-related transaction costs of $903,000 (including advisory, legal and valuation fees) incurred after December 31, 2014. These amounts are expensed as incurred.  As the acquisition-related costs will not have a continuing impact, these costs are not reflected in the unaudited pro forma statement of operations.

( b )             Inventories - acquired inventory of the Product was increased by $2,275,000 to reflect its estimated fair value based on a third party valuation analysis to reflect the fair value of raw materials and finished goods acquired and expected to be utilized in production prior to expiry. The fair value step-up of inventory will result in a decrease in gross margin as the inventory is sold following the Purchase Agreement.

( c )              Property and equipment, net - acquired property and equipment was decreased $23,000 to adjust the book value of the assets to reflect the estimated fair value based on a third party valuation analysis.

( d )             Intangible asset - represents the third party fair valuation of technological process and “know how” resulting from the pro forma fair valuation as if the acquisition had occurred using pro forma balances. Intangibles are amortized over the useful life.

( e )              Goodwill - to record the fair value of goodwill resulting from the pro forma fair valuation of acquired assets, net, as if the acquisition had occurred using pro forma balances. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

(3)  Description of Pro Forma Adjustments, as presented on the December 31, 2014 Statements of Operations

( f )               Costs of goods sold - to record the estimated step-up of the Product’s inventory from book value to preliminary fair value and to record distribution expenses within cost of sales of the Product consistent with condensed combined operations. The fair value step-up of inventory will result in a $2,275,000 increase in cost of sales as the inventory is sold following the merger. This adjustment also includes a reduction to cost of goods sold to remove a non-recurring write down of inventory recorded in Q1 2014 of $1,580,000.  This adjustment also includes $416,000 of pro forma amortization expense on the portion of the purchase price allocated to intangible assets:

Estimated Amortization (iii)

	Preliminary Fair Value	Estimated Useful Life	For the 12 months ended December 31, 2014
Intellectual property	$2,080,000	5 years	$416,000

( iii )            Amortization expense has been calculated using the straight-line method over the estimated usefullife.

( g )              General and administrative - to record depreciation expense on the fair value of the assets acquired of $27,000 and remove acquisition related transaction costs of $235,000 (including advisory and legal fees) incurred prior to December 31, 2014.  These amounts were expensed as incurred.

( h )             Interest expense (income) - to record loss of interest income due to the reduction of cash expended as a result of the Purchase Agreement.